UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.     )

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MEDPACE HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Medpace Holdings, Inc.
Notice of Annual Meeting
of Stockholders
and Proxy Statement

DATE & TIME:
Friday, May 15, 2020
9:00 a.m. Eastern Time

LOCATION:
www.virtualshareholdermeeting.com/MEDP2020

MEDPACE holdings, inc.

5375 Medpace Way

Cincinnati, ohio 45227

April 1, 2020

To Our Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Medpace Holdings, Inc. at 9:00 a.m. local time, on Friday, May 15, 2020. In response to developments related to coronavirus COVID-19 and with concern for the health and safety of our stockholders and employees, we are conducting this year’s Annual Meeting as a virtual meeting of stockholders. We believe that hosting a virtual meeting provides expanded access and improved communication between our stockholders and the Company and also aligns with our interests in the health and safety of our stockholders and employees. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/MEDP2020. You will not be able to attend the Annual Meeting in person.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. If you would like to virtually attend the Annual Meeting, please review the section called “Who Can Attend the 2020 Annual Meeting of Stockholders?” on page 4 of the proxy statement for more information about how to virtually attend the meeting.

Whether or not you virtually attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card.

Thank you for your support.

Sincerely,

/s/ August J. Troendle

August J. Troendle

President, Chief Executive Officer and Chairman of the Board

Table of Contents continued

Notice of Annual Meeting of Stockholders

To Be Held Friday, May 15, 2020

MEDPACE HOLDINGS, INC.

5375 MEDPACE WAY

CINCINNATI, OHIO 45227

The Annual Meeting of Stockholders (the “Annual Meeting”) of Medpace Holdings, Inc., a Delaware corporation (the “Company” or “Medpace”), will be held at 9:00 a.m. Eastern time on Friday, May 15, 2020. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/MEDP2020, for the purposes described below. There is no physical location for the Annual Meeting.

1.

To elect Brian T. Carley, Thomas C. King and Robert O. Kraft as Class I Directors to serve until the 2023 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	To conduct an advisory vote to approve compensation for our named executive officers (“say-on-pay”);

4.	To conduct an advisory vote on the frequency of future advisory votes to approve compensation for our named executive officers (“say-on-frequency”); and

5.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

Holders of record of our Common Stock as of the close of business on March 20, 2020 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be open to the examination of any stockholder at our principal executive offices at 5375 Medpace Way, Cincinnati, Ohio 45227 for a period of ten days prior to the Annual Meeting. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed postage-paid return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

/s/ Stephen P. Ewald

Stephen P. Ewald

General Counsel and Corporate Secretary

Cincinnati, Ohio

April 1, 2020

Proxy Statement

Medpace holdings, inc.

5375 Medpace Way

CINCINNATI, OHIO 45227

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Medpace Holdings, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on Friday, May 15, 2020 (the “Annual Meeting”). The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/MEDP2020. Holders of record of shares of Common Stock, $0.01 par value (“Common Stock”), as of the close of business on March 20, 2020 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting. As of the Record Date, there were 35,923,431 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2019 (the “2019 Annual Report”) will be released on or about April 1, 2020 to our stockholders on the Record Date.

In this proxy statement, “Medpace”, “Company”, “we”, “us”, and “our” refer to Medpace Holdings, Inc. and where applicable, our subsidiaries and predecessor entities.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FRIDAY, MAY 15, 2020

This Proxy Statement and our 2019 Annual Report to Stockholders are available at www.proxyvote.com

Stockholders may obtain directions for accessing the meeting online by calling 1-513-579-9911 or visiting our website at www.medpace.com.

PROPOSALS

At the Annual Meeting, our stockholders will be asked:

1.

To elect Brian T. Carley, Thomas C. King and Robert O. Kraft as Class I Directors to serve until the 2023 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	To conduct an advisory vote to approve compensation for our named executive officers (“Say-On-Pay Vote”);

4.	To conduct an advisory vote on the frequency of future advisory votes to approve compensation for our named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

RECOMMENDATIONS OF THE BOARD

The Board of Directors (the “Board”) recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of Common Stock will be voted on your behalf as you direct. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted in accordance with the Board’s recommendations which are as follows:

1.	FOR the election of Brian T. Carley, Thomas C. King and Robert O. Kraft as Class I Directors;

2.	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	FOR the approval on an advisory basis of compensation of our named executive officers; and

4.	ONE YEAR as the frequency of future advisory votes on compensation of our named executive officers.

If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

INFORMATION ABOUT THIS PROXY STATEMENT

Why you received this proxy statement. You are viewing or have received these proxy materials because Medpace’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, Medpace is making this proxy statement and its 2019 Annual Report available to its stockholders electronically via the Internet. On or about April 1, 2020, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2019 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2019 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

Householding. The SEC’s rules permit us to deliver a single Internet Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Internet Notice or one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Internet Notice or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Internet Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Internet Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.

Questions and Answers about the 2020 Annual Meeting of Stockholders

Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is March 20, 2020. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the Record Date, there were 35,923,431 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. That is, shares are registered in your name with our transfer agent. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in street name, you may not vote your shares virtually at the Annual Meeting, unless you obtain a legal proxy from your bank or brokerage firm.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority in voting power of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.

Who can attend the 2020 Annual Meeting of Stockholders?

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the meeting live via the Internet at www.virtualshareholdermeeting.com/MEDP2020. The webcast will start at 9:00 a.m. Eastern Time. You will need the sixteen digit control number that is included in your Notice or your proxy card (if you received a printed copy of the proxy materials) to vote and submit questions while attending the meeting online. You may attend the Annual Meeting only if you are a Medpace stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, (i) the Chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present virtually or represented by proxy, may postpone or adjourn the Annual Meeting until a quorum is present or represented.

Questions and Answers about the 2020 Annual Meeting of Stockholders

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

How do I vote?

We recommend that stockholders vote by proxy even if they plan to virtually attend the Annual Meeting and vote virtually. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or
•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on May 14, 2020.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares virtually at the Annual Meeting, you should contact your bank or broker to obtain a legal proxy.

Can I change my vote after I submit my proxy?

Yes.

If you are a record stockholder (i.e., your shares are registered in your name with our transfer agent), you may revoke your proxy and change your vote:

•	by delivering to our Corporate Secretary a duly executed new proxy bearing a later date;
•	by granting a subsequent proxy through the Internet or telephone;
•	by delivering a revocation of the proxy to our Corporate Secretary prior to or when the vote is taken; or
•	by voting virtually at the Annual Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary before your proxy is voted or you vote virtually at the Annual Meeting.

If your shares are held in street name (i.e., through a broker or bank), you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote virtually at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Questions and Answers about the 2020 Annual Meeting of Stockholders

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 2 of this proxy statement, as well as with the description of each proposal in this proxy statement.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes required	Effect of Votes Withheld / Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors.	Votes withheld and broker non-votes will have no effect.
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the shares present and entitled to vote on the matter.	Abstentions will have the same effect as votes against. We do not expect any broker non-votes on this proposal.
Proposal 3: Approval, on an advisory basis, of the Compensation of our Named Executive Officers	The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares present and entitled to vote on the matter.	Abstentions and broker non-votes will not be counted as votes “for” or “against” this proposal.
Proposal 4: Advisory vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers

The plurality of the votes cast. This means that the frequency (i.e., one year, two years or three years) receiving the highest number of affirmative “FOR” votes will be the frequency of the advisory vote on the compensation of our named executive officers.

Abstentions and broker non-votes will not be counted as expressing any preference.

What is an abstention and how will votes withheld and abstentions be treated?

A “vote withheld,” in the case of the proposal regarding the election of a director, or an “abstention,” in the case of the proposals regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, the advisory vote on the compensation of our named executive officers (“Say-on-Pay Vote”) and the advisory vote on the frequency of the Say-on-Pay Vote,

Questions and Answers about the 2020 Annual Meeting of Stockholders represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of a director. Abstentions have the same effect as votes against the ratification of the appointment of Deloitte & Touche LLP. Abstentions and broker non-votes are not counted as votes “for” or “against” the Say-on-Pay Vote. Abstentions and broker non-votes will not be counted as expressing any preference on the frequency of the Say-on-Pay Vote.

What are broker non-votes and do they count for determining a quorum?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of a director, the Say-on-Pay Vote or the frequency of the Say-on-Pay Vote. Broker non-votes count for purposes of determining whether a quorum is present.

Where can I find the voting results of the 2020 Annual Meeting of Stockholders?

We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Annual Meeting.

PROPOSAL 1

Election of Directors

At the Annual Meeting, three (3) Class I Directors are to be elected to hold office until the Annual Meeting of Stockholders to be held in 2023 and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

We currently have seven (7) directors on our Board, including three (3) Class I Directors. Our current Class I Directors are Brian T. Carley, who has served on our Board since July 1, 2016, Thomas C. King, who has served on our Board since October 24, 2019, and Robert O. Kraft, who has served on our Board since July 1, 2016. The Board has nominated Brian T. Carley, Thomas C. King and Robert O. Kraft for election as Class I Directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

As set forth in our Amended and Restated Certificate of Incorporation, the Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The current class structure is as follows: Class I, whose current term expires at the 2020 Annual Meeting of Stockholders and whose new term will expire at the 2023 Annual Meeting of Stockholders; Class II, whose current term expires at the 2021 Annual Meeting of Stockholders and whose subsequent term will expire at the 2024 Annual Meeting of Stockholders; and Class III, whose current term expires at the 2022 Annual Meeting of Stockholders and whose subsequent term will expire at the 2025 Annual Meeting of Stockholders. The current Class II Directors are Fred B. Davenport, Jr. and Cornelius P. McCarthy III and the current Class III Directors are Ashley M. Keating and August J. Troendle.

There are no family relationships among any of our executive officers or directors. Our Chief Executive Officer and founder, August J. Troendle and our Executive Vice President of Operations, Susan E. Burwig, each of whom is a named executive officer, cohabitate. For information regarding each of their compensation arrangements, see “Executive Compensation.”

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of Common Stock represented thereby for the election as Class I Directors the persons whose names and biographies appear below. All of the persons whose names and biographies appear below are currently serving as our directors. In the event any of the nominees should become unable to serve, or for good cause will not serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board has no reason to believe that the nominees named below will be unable to serve if elected. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Vote Required

The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

PROPOSAL 1 – ELECTION OF DIRECTORs

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of the following Class I Director nominees.

NOMINEEs FOR CLASS I DIRECTORs (TERM TO EXPIRE AT THE 2023 ANNUAL MEETING)

The current members of the Board who are also nominees for election to the Board as Class I Directors are as follows:

Name	Age	Served as a Director Since	Position(s) with Medpace
Brian T. Carley	66	2016	Director
Thomas C. King	62	2019	Director
Robert O. Kraft	49	2016	Director

The principal occupations and business experience, for at least the past five years, of each Class I Director Nominee for election at the 2020 Annual Meeting are as follows:

brian t. carley	Age 66

Brian T. Carley has served as a member of our Board since July 1, 2016. Mr. Carley is currently the Senior Vice President and Chief Financial Officer of Clubessential Holdings, LLC, a privately held Software as a Service (SaaS) holding company providing member engagement, club management and athletics software. He previously served as President and Chief Executive Officer of the Cincinnati USA Regional Chamber from 2014 to 2015. From 2002 to 2014, Mr. Carley worked at Deloitte & Touche LLP, where he served as regional and office audit division head and audit partner. Before joining Deloitte & Touche LLP, Mr. Carley was employed by Arthur Andersen LLP from 1976 to 2002. There, he served as office managing partner and audit partner. Mr. Carley also has extensive experience serving as a director for a diverse group of companies, including as a director of Assurex Health, Inc. from 2015 until its sale in August 2016, and as a director and officer of numerous civic and charitable organizations. Mr. Carley currently sits on the board of directors of the following private companies or civic and charitable organizations: Clubessential, LLC, ClubReady, LLC, PrestoSports, LLC, Vermont Systems, Inc.,  TriHealth, Inc. and Cincinnati Works. Mr. Carley received his Bachelor of Science in Accountancy from the University of Illinois, and he is a retired Certified Public Accountant. Mr. Carley was chosen as a director because of his significant financial, accounting and directorship experience from his background as an audit partner at Deloitte & Touche LLP and Arthur Andersen LLP and his experience serving on boards.

tHOMAS C. KING	Age 62

Thomas C. King has served as a member of our Board since October 24, 2019. Dr. King is a physician and a board certified Pathologist with a Ph.D. in Molecular Biology and extensive experience as a laboratory director in hospital, academic and corporate settings. Currently Dr. King is the Medical Director at Immunovia, Inc. and an Adjunct Associate Professor in the School of Health Professions at Rutgers, The State University of New Jersey. From 2013 to 2017, Dr. King was the Chief of Pathology and Laboratory Medicine at St. Vincent Hospital in Worcester, Massachusetts. Dr. King was a Partner and Medical Director of Pathology and Laboratory Medicine at University Pathologists, LLC in Providence, Rhode Island from 2009 to 2013, and the Medical Director of Pathology and Laboratory Medicine at the University Medical Group in Providence, Rhode Island from 2007 to 2008. From 2002 to 2003, Dr. King was the Senior Director of Molecular Pathology at Millennium Pharmaceuticals. Additionally, Dr. King has held various positions in academia including at Boston University School of Medicine, Brown University School of Medicine, the University of Connecticut School of Medicine and Washington University Medical Center. Dr. King was a Director and Chair of the Corporate Governance Committee of predecessor entities of the Company from 2004 to 2011. Dr. King received his Bachelor of Arts degree, M.D. and

PROPOSAL 1 – ELECTION OF DIRECTORs

Ph.D. from Washington University in St. Louis. Dr. King was chosen as a director because of his significant medical expertise, extensive experience in biotech and pharmaceutical companies and his previous board experience.

Robert o. kraft	Age 49

Robert O. Kraft has served as a member of our Board since July 1, 2016. Mr. Kraft has served as the Chief Financial Officer and Treasurer of The Hillman Companies, Inc. and The Hillman Group since November 2017. Mr. Kraft served as the Executive Vice President of CVS Health Corporation and the President of Omnicare, Inc., CVS’s long-term care business, from August 2015 to September 2017. From September 2012 to August 2015, Mr. Kraft served as Senior Vice President and Chief Financial Officer of Omnicare, Inc., and from November 2010 to September 2012, he served as Senior Vice President, Finance of Omnicare, Inc. Before joining Omnicare, Inc., Mr. Kraft was an audit partner at PricewaterhouseCoopers LLP, where he worked for 18 years. Mr. Kraft received his Bachelor’s Degree in Accounting from the University of Dayton. Mr. Kraft was chosen as a director because of his significant financial and accounting experience from his background as an audit partner at PricewaterhouseCoopers LLP and his experience as an executive of a public company.

PROPOSAL 1 – ELECTION OF DIRECTORs

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS:

CLASS II DIRECTORS (TERMS TO EXPIRE AT THE 2021 ANNUAL MEETING)

The current members of the Board who are Class II Directors are as follows:

Name	Age	Served as a Director Since	Position with Medpace
Fred B. Davenport, Jr.	68	2018	Lead Director
Cornelius P. McCarthy III	60	2018	Director

The principal occupations and business experience, for at least the past five years, of each Class II Director are as follows:

Fred b. davenport, jr.	Age 68

Fred B. Davenport, Jr. has served as a member of our Board since August 13, 2018. Mr. Davenport is a partner at the law firm of Murchison, Taylor & Gibson, PLLC and focuses his practice on mergers and acquisitions, general corporate representation and estate planning. He previously served as President of Pharmaceutical Product Development, Inc. ("PPD") from 2002 to 2006. From 2001 to 2002, Mr. Davenport was Executive Vice President of PPD and from 1996 to 2001 he was General Counsel of PPD. Prior to joining PPD, Mr. Davenport practiced at Murchison, Taylor & Gibson, PLLC as an associate from 1977 to 1980 and as a partner from 1981 to 1996, which included acting as the managing partner from 1991 to 1995. Mr. Davenport has also served on the faculty of the Cameron School of Business as a tenured professor. From 2015 to March 2016, Mr. Davenport was a Director of Clinipace Worldwide and from 2009 to 2011 he was a Director of Medex Global Group, Inc. Additionally, Mr. Davenport was a Director of predecessor entities of the Company from 2007 to 2013. Mr. Davenport has also served on numerous community and non-profit boards. Mr. Davenport received his Bachelor's Degree, MBA and JD from the University of North Carolina at Chapel Hill. Mr. Davenport was chosen as a director because of his significant experience in the CRO industry, his experience as an executive and his experience serving on boards.

cornelius p. mccarthy iii	Age 60

Cornelius P. McCarthy III has served as a member of our Board since August 13, 2018. Mr. McCarthy has served as the Managing Director and CEO of Fairmount Partners since 2003 and focuses primarily on healthcare and pharmaceutical outsourced services. Prior to founding Fairmount Partners, Mr. McCarthy was Vice President, Managing Director and Head of US Investment Banking at PMG/Investec from 1997 to 2003. Prior to 1997, Mr. McCarthy held a number of legal and investment banking roles. Mr. McCarthy is currently a Director of Atlantic Research Services, LLC and NMS Laboratories, Inc. Additionally, Mr. McCarthy was a Director of Cambridge Biomedical, Inc. from December 2016 until its sale in November 2019, and from 2006 to 2013 he was a Director of predecessor entities of the Company. Mr. McCarthy received his undergraduate degree from the University of Virginia where he was an Echols Scholar and his JD from Villanova Law School. Mr. McCarthy was chosen as a director because of his significant investment and financial experience, his experience in the CRO industry and his experience serving on boards.

PROPOSAL 1 – ELECTION OF DIRECTORs

CLASS III DIRECTORS (TERMS TO EXPIRE AT THE 2022 ANNUAL MEETING)

The current members of the Board who are Class III Directors are as follows:

Name	Age	Served as a Director Since	Position with Medpace
August J. Troendle	63	1992	President, Chief Executive Officer and Chairman of the Board
Ashley M. Keating	38	2019	Director

The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

August J. Troendle	Age 63

August J. Troendle, M.D. has been the President, Chief Executive Officer and Chairman of the Board of Medpace since he founded the Company in July 1992. Before founding Medpace, Mr. Troendle served as Assistant Director, Associate Director and Senior Associate Director from 1987 to 1992 at Sandoz (Novartis), where he was responsible for the clinical development of lipid altering agents. From 1986 to 1987, Mr. Troendle worked as a Medical Review Officer in the Division of Metabolic and Endocrine Drug Products at the FDA. Mr. Troendle also has extensive experience serving as a director for a diverse group of public and private companies, including as a director of Coherus BioSciences, Inc. from 2012 to February 2018, as a director of Xenon Pharmaceuticals Inc. from 2007 to 2008, as a director of LIB Therapeutics, LLC since 2015 and as a director of CinRx Pharma, LLC since 2015. Mr. Troendle received his Medical Degree from the University of Maryland, School of Medicine. We believe Mr. Troendle brings to our Board valuable perspective and experience as our Chief Executive Officer, and as a former member of a large pharmaceutical company and the FDA, as well as extensive knowledge of the CRO and biopharmaceutical industries, and his experience serving on public and private boards, all of which qualify him to serve as the Chairman of our Board.

ASHLEY M. KEATING	Age 38

Ashley M. Keating has served as a member of our Board since May 17, 2019. Ms. Keating is currently the Chief Financial Officer of CincyTech, one of the most active seed-stage investors in the Midwest focused on providing startup capital and guidance to human health and technology companies primarily in Southwest Ohio. From 2005 to April 2016, Ms. Keating worked at PricewaterhouseCoopers (PwC) where she focused on finance, operations, business leadership and mergers and acquisitions. She began her career in audit services at PwC’s Cincinnati office and later transferred to PwC’s transaction services practice in the New York and London offices. Ms. Keating is a Certified Public Accountant. She received her Bachelor of Business Administration in Accounting and Finance from Ohio University. While at Ohio University Ms. Keating played on the women’s golf team and was named a Division I All-American Scholar. Ms. Keating was chosen as a director because of her experience with biotech funding and her financial and accounting experience

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2002. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of Deloitte & Touche LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

Deloitte & Touche LLP also served as our independent registered public accounting firm for the fiscal year ended December 31, 2019. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of Deloitte & Touche LLP is expected to virtually attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

In the event that the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2021. Even if the appointment of Deloitte & Touche LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of the Company.

Vote Required

This proposal requires the affirmative vote of the holders of a majority in voting power of the shares present and entitled to vote on the matter. Abstentions have the same effect as votes against the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP, we do not expect any broker non-votes in connection with this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2019 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by applicable requirements of the PCAOB describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Medpace Holdings, Inc.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Brian T. Carley (Chair)

Fred B. Davenport, Jr.

Robert O. Kraft

Independent Registered Public Accounting Firm Fees and Other Matters

The following table summarizes the fees of Deloitte & Touche LLP and its subsidiaries and affiliates, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

Fee Category	2019	2018
Audit Fees	$1,097,000	$785,100
Audit-Related Fees	—	199,000
Tax Fees	116,000	180,600
All Other Fees	4,000	—
Total Fees	$1,217,000	$1,164,700

Audit Fees

Audit fees consist of fees billed for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, statutory audits of foreign subsidiaries, and consultation on accounting matters.

Audit-Related Fees

Audit-Related fees consist of fees billed in connection with multiple registered offerings of shares of common stock by investment funds managed by Cinven Capital Management (V) General Partner Limited and consultation on accounting and auditing matters.

Tax Fees

Tax fees consist of professional services for tax consulting and tax compliance performed by Deloitte & Touche LLP and its subsidiaries and affiliates.

All other fees

All other fees are comprised of fees for miscellaneous professional services.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy (the “Pre-Approval Policy”) which sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage Deloitte & Touche LLP and its subsidiaries and affiliates to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by Deloitte & Touche LLP and its subsidiaries and affiliates has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by Deloitte & Touche LLP and its subsidiaries and affiliates without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.

Named Executive Officers

The following table identifies our current named executive officers:

Name	Age	Position
August J. Troendle (1)	63	President, Chief Executive Officer and Chairman of the Board
Jesse J. Geiger (2)	45	Chief Financial Officer and Chief Operating Officer, Laboratory Operations
Susan E. Burwig (3)	57	Executive Vice President, Operations
Stephen P. Ewald (4)	50	General Counsel and Corporate Secretary

(1)	See biography on page 12 of this proxy statement.
(2)

Jesse J. Geiger joined Medpace in October 2007 as Corporate Controller, and he was appointed Chief Financial Officer in March 2011. Mr. Geiger became Chief Operating Officer, Laboratory Operations in November 2014. Prior to joining Medpace, Mr. Geiger worked for SENCORP from 2004 to 2007 as the Corporate Controller and Manager of Financial Planning and Analysis. Prior to SENCORP, Mr. Geiger served as the Director of Capital Markets for Cincinnati Bell from 2002 to 2004. Mr. Geiger started his career in the audit practice at Arthur Andersen LLP. Mr. Geiger has served as a director for several private companies, including as a director of LIB Therapeutics, LLC since 2015 and as a director of CinRx Pharma, LLC since 2015. Mr. Geiger received his Bachelor of Business Administration in Accounting from the University of Cincinnati and is a Certified Public Accountant.

(3)

Susan E. Burwig joined Medpace in August 1993 and has served in various key leadership roles within the Clinical Operations department. From February 2003 to May 2015, Ms. Burwig served as Senior Vice President, Clinical Operations, overseeing clinical trial management, clinical monitoring, start-up, including feasibility, and new business proposals. In June 2015, Ms. Burwig was appointed Senior Vice President, Operations, and in January 2017 she was named as Executive Vice President, Operations. Prior to joining Medpace, Ms. Burwig held several clinical roles, including leading heart failure clinical research studies at the University of Cincinnati. Ms. Burwig received her Bachelor of Science in Nursing as well as an MA in Sports Administration from Kent State University.

(4)

Stephen P. Ewald joined Medpace as General Counsel and Corporate Secretary in June 2012. Mr. Ewald has also led the Human Resources department and other administrative functions since the third quarter of 2017. Prior to joining Medpace, Mr. Ewald served as the Managing Director and Chief Legal Officer of Brevet Capital Management from May 2011 to June 2012. From May 2009 to May 2011, he was a Managing Director and Assistant General Counsel for Cantor Fitzgerald Securities/Cantor Fitzgerald & Co. Mr. Ewald was employed with Bank of America from 1999 to 2009, serving in various roles within the legal department and the Global Markets Group, including Managing Director and Chief Operating Officer of the Principal Capital Group, a proprietary investing group within Bank of America Securities. Mr. Ewald has served as director for several private companies, including as a director and chairman of the board of Mercy Health Foundation Board Cincinnati since 2015 and 2018, respectively, as a director of LIB Therapeutics, LLC since 2015 and as a director of CinRx Pharma, LLC since 2015. Mr. Ewald received his Bachelor of Science in Political Sciences from the University of Cincinnati and his Juris Doctorate from the University of Cincinnati College of Law.

Corporate Governance

General

Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and charters for our Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics in the “Corporate Governance” section of the “Investors” page of our website located at www.medpace.com, or by writing to our Corporate Secretary at our offices at 5375 Medpace Way, Cincinnati, Ohio 45227.

board composition

Our Board currently consists of seven members: Brian T. Carley, Fred B. Davenport, Jr., Ashley M. Keating, Thomas C. King, Robert O. Kraft, Cornelius P. McCarthy III and August J. Troendle. As set forth in our Amended and Restated Certificate of Incorporation, the Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed only for cause, at a meeting called for that purpose.

director independence

All of our directors, other than August J. Troendle, qualify as “independent” in accordance with the listing requirements of the NASDAQ Global Select Market (“NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Mr. Troendle is not independent because he is the President and Chief Executive Officer of Medpace.

Director Candidates

As described above, our Board does not have a standing nominating committee or a committee performing similar functions. Our Board believes it is appropriate not to have a nominating committee at this time because the full Board effectively performs the functions of a nominating committee, particularly with all but Mr. Troendle determined to be independent directors under the rules of NASDAQ. Additionally, our Board believes that input from all directors enhances our ability to identify, evaluate and select director nominees. Because we do not currently have a nominating committee, our independent directors select Board nominees in accordance with the rules of NASDAQ.

CORPORATE GOVERNANCE

Our Board has adopted a resolution governing the director nomination process and related matters. To facilitate the search process, the Board may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Board may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Board reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Board of candidates for election as a director. After reviewing the qualifications of potential Board candidates, Ashley M. Keating was elected to the Board in May 2019 to serve as a Class III Director until the Annual Meeting of Stockholders to be held in 2022 and until her successor is elected and qualified or until her earlier death, resignation or removal, and Thomas C. King was elected to the Board in October 2019 to serve as a Class I Director. Mr. King is a Director Nominee for election at the 2020 Annual Meeting of Stockholders.

In evaluating the suitability of individual candidates, the Board may consider many factors, including: (i) minimum individual qualifications, including a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments and (ii) all other factors it considers appropriate, which may include experience in corporate management, experience as a board member of other public companies, relevant professional or academic experience, leadership skills, financial and accounting background, executive compensation background, diversity and whether the candidate has the time required to fully participate as a director of the Company. While we do not have a policy mandating Board diversity with respect to personal characteristics, the Board includes gender, racial and ethnic diversity as part of its search criteria, consistent with the requirement for relevant and diverse experience, skills and industry familiarity. Our Corporate Governance Guidelines provide that the Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

Stockholders may recommend individuals to the Board for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Board of Directors, c/o Corporate Secretary, Medpace Holdings, Inc., 5375 Medpace Way, Cincinnati, Ohio 45227. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Board will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications from Stockholders

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Corporate Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Corporate Secretary and Chairman of the Board consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the Board should address such communications to the Board in writing: Board of Directors, c/o Corporate Secretary, Medpace Holdings, Inc., 5375 Medpace Way, Cincinnati, Ohio 45227.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

Our Board exercises its discretion in combining or separating the roles of Chairman of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. We believe that we, like many U.S. companies, are well-served by a flexible leadership structure. At the current time, August J. Troendle, our President and Chief Executive Officer, serves as Chairman of the Board. Our Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is best for our Company and its stockholders at this time because it promotes unified leadership by Mr. Troendle and allows for a single, clear focus for management to execute the Company’s strategy and business plans. Our Board is comprised of individuals with extensive experience in finance, healthcare industry and public company management and, with the exception of Mr. Troendle, is comprised of directors who meet the independence standards of NASDAQ. For these reasons and because of the strong leadership of Mr. Troendle as Chairman of the Board and Chief Executive Officer, our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Our Corporate Governance Guidelines provide that, if the Company does not qualify as a “controlled company” within the meaning of the NASDAQ rules, whenever our Chairman of the Board is also our Chief Executive Officer or is a director that does not otherwise qualify as an independent director, the independent directors may elect a lead director whose responsibilities include, but are not limited to, presiding over all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors; approving Board meeting schedules and contributing to meeting agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board. The full list of responsibilities of our lead director may be found in our Corporate Governance Guidelines. In October 2018, the independent directors elected Fred B. Davenport, Jr. as lead director.

Risk assessment and oversight are an integral part of our governance and management processes. Our management is responsible for our day-to-day risk management activities. Our Board oversees the implementation of risk mitigation strategies by management and encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. Our Board administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

Periodic board evaluation

Our Corporate Governance Guidelines require the Board to oversee a periodic assessment of the Board and its committees.

Code of Ethics

We have a written Code of Business Conduct and Ethics (the “Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code in the “Corporate Governance” section of the “Investors” page of our website located at www.medpace.com. In addition, we intend to post on our website all disclosures that are required by law or the rules of NASDAQ concerning any amendments to, or waivers from, any provision of the Code.

CORPORATE GOVERNANCE

Attendance by Members of the Board of Directors at Meetings

There were five (5) meetings of the Board during the fiscal year ended December 31, 2019. During the fiscal year ended December 31, 2019, all members of the Board of Directors attended at least 75% of the aggregate of all meetings of the Board and meetings of the committees on which the director served during the period in which he or she served as a director. All of the directors at the time of the 2019 Annual Meeting of Stockholders attended the 2019 Annual Meeting.

Under our Corporate Governance Guidelines, which are available in the “Corporate Governance” section of the “Investors” page of our website located at www.medpace.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the Independent Directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting.

Committees of the Board

Our Board has established two standing committees, Audit and Compensation, each of which operates under a written charter that has been approved by our Board. All of the members of each of the Board’s two standing committees are independent as defined under the NASDAQ rules.

The current members of each of the Board committees and committee Chairs are set forth in the following chart.

Name	Audit	Compensation
Brian T. Carley	Chair
Fred B. Davenport, Jr.	X	Chair
Ashley M. Keating (1)
Thomas C. King (2)
Robert O. Kraft	X	X
Cornelius P. McCarthy III		X
August J. Troendle

(1)	Ms. Keating was elected to the Board, effective May 2019.
(2)	Mr. King was elected to the Board, effective October 2019.

Audit Committee

The purpose of our Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. In fulfilling its purpose, our Audit Committee has the following duties:

•

appointing, retaining, overseeing, approving the compensation of, and assessing the independence of our independent registered public accounting firm and any other registered public accounting firm that may be engaged for audit, attestation and related services;

•

evaluating the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner on the audit, taking into account the opinions of management and the Company’s internal auditor;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•

reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy and effectiveness of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

•	reviewing with the independent registered public accounting firm and management any new accounting standards or pronouncements that will be implemented;
•	discussing the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•	discussing with the independent registered public accounting firm audit problems or difficulties;
•	discussing our risk assessment and management policies;
•	reviewing and approving related person transactions;

COMMITTEES OF THE BOARD

•	reviewing and pre-approving audit and non-audit services proposed to be performed by the independent registered public accounting firm, as further described on page 15 of this proxy statement; and
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting or auditing matters.

The Audit Committee charter is available in the “Corporate Governance” section of the “Investors” page of our website located at www.medpace.com. As of December 31, 2019, the members of the Audit Committee are Mr. Carley, Mr. Davenport and Mr. Kraft, all of whom meet the independence requirements under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules of NASDAQ, including those related to Audit Committee membership. Mr. Carley serves as the Chairperson of the Audit Committee. The members of our Audit Committee meet the requirements for financial literacy under the applicable rules of NASDAQ. Our Board has determined that Mr. Carley is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee met four (4) times in 2019 and each member of the Audit Committee attended 100% of the meetings during the period in which he served as a director.

Compensation Committee

The purpose of our Compensation Committee is to assist the Board in the discharge of its responsibilities relating to the compensation of our executive officers. In fulfilling its purpose, our Compensation Committee has the following principal duties:

•	reviewing and setting or making recommendations to the Board regarding the compensation of the CEO;
•	reviewing and approving or making recommendations of the Board regarding our cash and equity incentive plans and arrangements;
•	reviewing and making recommendations to our Board with respect to director compensation; and
•	reviewing and discussing with management our “Compensation Discussion and Analysis,” and the compensation of our named executive officers.

Pursuant to the Compensation Committee’s charter, which is available in the “Corporate Governance” section of the “Investors” page of our website located at www.medpace.com, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. The Compensation Committee may delegate its authority under its charter to a subcommittee as it deems appropriate from time to time. The Compensation Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any officer, employee or adviser of the Company to meet with the Compensation Committee or any advisers engaged by the Compensation Committee. In addition to the foregoing and other authority expressly delegated to the Compensation Committee in the charter, the Compensation Committee may also exercise any other powers and carry out any other responsibilities consistent with the charter, the purposes of the Compensation Committee, the Company’s bylaws and applicable rules of NASDAQ.

As of December 31, 2019, the members of our Compensation Committee are Mr. Davenport, Mr. Kraft and Mr. McCarthy. All members of the Compensation Committee meet the heightened standard for independence specific to members of a compensation committee under NASDAQ rules. Mr. Davenport serves as the Chairperson of the Compensation Committee.

The Compensation Committee met four (4) times during 2019 and each member of the Compensation Committee attended 100% of the meetings during the period in which he served as a director.

EXECUTIVE COMPENSATION

Information about Our Named Executive Officers

 The following individuals represent our Named Executive Officers (“NEOs”), comprised of our Principal Executive Officer, Principal Financial Officer, and our two other executive officers.

Executive	Title
August J. Troendle	President, Chief Executive Officer and Chairman of the Board
Jesse J. Geiger	Chief Financial Officer and Chief Operating Officer, Laboratory Operations
Susan E. Burwig	Executive Vice President, Operations
Stephen P. Ewald	General Counsel and Corporate Secretary

Compensation Discussion & Analysis

Purpose

The purpose of this Compensation Discussion and Analysis is to provide our stockholders with an understanding of our approach to executive compensation and to detail our decision-making processes for compensation to our NEOs for fiscal year 2019.

Executive Summary

We are one of the world’s leading clinical contract research organizations, or CROs, by revenue, solely focused on providing scientifically-driven outsourced clinical development services to the biotechnology, pharmaceutical and medical device industries. The industry we operate in is highly competitive from a business and human resource perspective. Accordingly, our Compensation Committee believes that executive compensation should be tied strongly to Company and individual performance.

The Company has had exceptional total stockholder return performance since August 2016, which is when our common stock first began trading on the NASDAQ Global Select Market. The Company completed its initial public offering of its common stock at a price of $23.00, and our common stock started trading on August 11, 2016 at $28.15 per share. The closing price of our common stock on March 25, 2020 was $67.97. In addition, the Company’s 2019 financial performance exceeded guidance it provided at the beginning of the 2019 fiscal year with respect to several objectives described below.

2019 Business and Financial Highlights

The Company executed on its strategy during 2019 and exceeded the guidance it provided in early 2019.

•

2019 EBITDA of $149.6 million increased 6.2% from 2018 EBITDA of $140.9 million, resulting in an EBITDA margin of 17.4%. In early 2019 the Company forecasted 2019 EBITDA in the range of $137.0 million to $145.0 million.

•	2019 revenue of $861.0 million increased 22.2% from 2018 revenue of $704.6 million. In early 2019 the Company forecasted 2019 revenue in the range of $783.0 million to $807.0 million.
•

GAAP net income of $100.4 million, or $2.67 per diluted share, for 2019 increased 37.2% from $73.2 million, or $1.97 per diluted share. In early 2019 the Company forecasted 2019 GAAP net income in the range of $85.2 million to $89.2 million.

•

Adjusted net income was $113.3 million for 2019, or $3.02 per diluted share, an increase of 18.7% from $95.5 million in 2018. In early 2019 the Company forecasted 2019 adjusted net income in the range of $97.0 million to $101.0 million, or $2.58 to $2.69 per diluted share.

EXECUTIVE COMPENSATION

Throughout this CD&A, we refer to EBITDA and Adjusted Net Income. These are non-GAAP financial measures used to supplement our financial statements, which are based on U.S. Generally Accepted Accounting Principles (“GAAP”). For a definition and discussion of these measures, see “Definitions of Non-GAAP Financial Measures.”

Key Compensation Actions in 2019

We took the following actions in 2019 related to executive compensation:

Compensation Area	Highlights
Cash Compensation

-      Approved base salary increases for our NEOs to close competitive gaps to market and/or recognize individual performance and contributions

-      Approved the 2019 corporate incentive goals

-      Paid bonuses to our NEOs at a level that reflected performance against the guidance provided in early 2019

Equity Compensation	- Granted equity awards consisting of stock options and restricted stock awards or restricted stock units to our NEOs
Process / Governance	- Selected a peer group of comparable companies - Engaged Total Compensation Solutions (TCS) as the Compensation Committee’s independent compensation consultant

Key Compensation Governance Attributes

We believe that a sound executive compensation program is grounded in certain practices which we have followed:

What We Do	What We Don’t Do
- Consult an independent compensation consultant - Evaluate the risk profile of our pay program - Conduct an annual pay review

-      No excise tax gross-up provisions

-      No guaranteed salary increases or bonuses

-      No pension plans or other post-employment benefit plans, other than 401(K) retirement savings plan for eligible U.S. employees

-      No change of control agreements

-      No hedging or pledging of Company stock

-      No history of option repricing or option backdating

Our First Non-Binding Advisory “Say-on-Pay” Vote

As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“the JOBS Act”) we have not previously been subject to the requirement to provide our stockholders with advisory, non-binding proposals on either say-on-pay vote or say-on-pay vote frequency. We no longer qualify as an emerging growth company and this proxy statement includes our first non-binding, advisory say-on-pay vote proposal. As discussed above, our Board is recommending a one-year interval for the advisory vote on executive compensation in our first non-binding advisory “say-on-pay-frequency” vote.

Determining Executive Compensation

Executive Compensation Philosophy and Objectives

Our overarching compensation philosophy is to pay for performance. To accomplish this we:

•	provide competitive compensation opportunities towards our goals of attracting, motivating, and retaining talented executives; and

EXECUTIVE COMPENSATION

•

structure our program so that the ultimate amount of compensation earned by our NEOs through base salary, paid bonuses and the intrinsic value of equity grants reflects overall Company and individual performance.

We also believe firmly that our executives should be aligned with our stockholders, and therefore provide meaningful compensation in the form of long-term equity incentives that tie our executives directly to the performance of our stock.

Our executive compensation program has a high degree of performance orientation. It is the current objective of the Compensation Committee to have NEO compensation (including each component thereof) increase towards approximately the 25% quartile level of the peer group recommended by our compensation consultant. Cash compensation including merit increases and bonuses, and equity awards are determined in the context of Company goal performance and individual performance, and as such actual competitive positioning may vary by individual or on a year-to-year basis. Additionally, while our overall philosophy applies generally to all NEOs, we recognize at times the need to differentiate on an individual basis to reflect additional considerations such as tenure, experience, past and expected contribution, and criticality to the Company.

Our Decision-Making Process

We adhere to a set of guiding principles as we make pay determinations each year:

Maintain a pay-for-performance culture	Annual pay opportunities emphasize variable performance-based compensation, which ensures a high degree of performance orientation in our executive compensation program
Foster long-term alignment with stockholders	Equity awards directly tie pay outcomes to value creation
Preserve a low risk profile	Our compensation program is grounded in key practices
Reflect internal equity considerations	Compensation decisions are made in the context of individual factors

Role of the Compensation Committee. The Compensation Committee of our Board is responsible for establishing and overseeing the executive compensation program, which includes, but is not limited to, setting executive pay opportunities, assessing Company and individual performance and determining and approving final pay outcomes for our NEOs on an annual basis. As part of this process it evaluates:

•	Each NEO’s role and responsibilities, and performance in his or her role;
•	Each NEO’s compensation history (including his or her total equity compensation profile);
•	Key historical Company performance metrics and forward-looking projections; and
•	Compensation practices of the companies in our peer group and broader market data, where appropriate.

The Compensation Committee is also responsible for making grants of equity awards under the Medpace Holdings, Inc. 2016 Incentive Award Plan (the “2016 Incentive Plan”). Other responsibilities include, but are not limited to, reviewing and approving the CEO employment agreement; designing the annual bonus program; reviewing whether compensation programs encourage excessive risk-taking; and reviewing non-employee director compensation.

The Compensation Committee meets regularly throughout the year to monitor our progress. The formal written Compensation Committee charter is available on our website.

Role of our CEO. Our Chief Executive Officer informs our Compensation Committee on the individual performance and contributions of each of the other NEOs, and annually makes recommendations to the

EXECUTIVE COMPENSATION

Compensation Committee regarding base salary, non-equity incentive compensation and equity awards. Specifically, the CEO provides the Compensation Committee with personal objectives and compensation recommendations for all NEOs other than himself. The Compensation Committee reviews such recommendations and can approve the recommendations or submit recommended modifications to the Board for its consideration.

Role of our Independent Compensation Consultant. Pursuant to its charter, the Compensation Committee has the sole discretion to retain or obtain advice from compensation consultants. During the 2019 fiscal year, the Compensation Committee engaged Total Compensation Solutions (“TCS”) as a compensation consultant to assist in its evaluation of executive compensation. TCS conducted various market studies and advised the Compensation Committee on general executive compensation matters to assist the Compensation Committee in fulfilling its duties.

TCS reports directly to the Compensation Committee, participates in meetings, communicates with the Compensation Committee Chair between meetings as necessary and works with management at the direction of the Compensation Committee.

The Compensation Committee reviewed TCS’s independence and concluded that it is an independent and conflict-free advisor to the Company pursuant to the standards of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Use of Peer Group and Market Data

In July 2019, the Compensation Committee reviewed a peer group consisting of eighteen companies that would be used as a reference to determine 2019 pay opportunity levels for the NEOs. TCS selected the peer group to consist of companies that compete with us for both capital and talent. The table below presents the peer group companies:

ACADIA Pharmaceuticals Agios Pharmaceuticals Alkermes Amarin Array BioPharma Blueprint Medicines Corporation Endo International FibroGen, Inc. Genomic Health	Horizon Pharma ICON plc Intercept Pharmaceuticals Ligand Pharmaceuticals Mallinckrodt PRA Health Sciences, Inc. Repligen Syneos Health, Inc. United Therapeutics

This peer group served as the primary market reference point and was supplemented with other market data and local peer data, where appropriate. For 2019, with the assistance of TCS, the Compensation Committee compared our performance, size and complexity of operations to those of the companies identified in the peer group set forth above. The Compensation Committee also compared the peer group’s current executive compensation and compensation mix (percent of base salary, short-term, and long-term incentive) to our current practices. TCS provided recommendations for adjustments based on current practices and policies within the peer group and trends within the industry.

Principal Elements of Executive Compensation

Our executive compensation program consists of a mix of fixed and variable pay elements, with the latter tied to both short- and long-term Company success. Performance-based pay elements are linked to goals

EXECUTIVE COMPENSATION

that we believe will deliver both year-to-year and long-term increases in stockholder value. The elements of total direct executive compensation include:

Element	Form	Description
Base Salary	Cash	Fixed amount to attract and retain top talent
Annual Cash Bonus	Cash	At-risk variable incentive compensation used to reward strong Company and individual performance against important annual goals
Long-Term Incentive Awards	Equity	Variable incentive compensation that promotes performance, supports retention, and creates stockholder alignment

Fiscal 2019 Compensation Program in Detail

Base Salaries

We attempt to set base salaries that are competitive in the marketplace and reflect each individual’s duties, responsibilities, experience and performance. Base salaries are reviewed annually and may be adjusted periodically to take into account inflation, market movement, promotions, increased responsibility and performance. We do not provide for automatic salary increases.

Our general philosophy is to work towards the market 25th percentile for base salary, with divergence as needed to reflect individual circumstances. The Compensation Committee established the following base salaries for the NEOs in fiscal 2019 as follows:

Executive	Annual Base Salary at December 31, 2018	Annual Base Salary at December 31, 2019	Percent Increase
August J. Troendle	$420,250	$520,250	23.8%
Jesse J. Geiger	$403,600	$410,650	1.7%
Susan E. Burwig	$409,100	$421,100	2.9%
Stephen P. Ewald	$287,000	$302,350	5.3%

Effective March 1, 2019, as part of our annual base salary review and merit and performance increase process, the Compensation Committee increased Mr. Troendle's base salary rate from $420,250 to $520,250, reflecting a 23.8% increase. Effective March 1, 2020, the Compensation Committee increased Mr. Troendle's base salary rate from $520,250 to $625,000, reflecting a 20.1% increase. Mr. Troendle's current base salary positioning relative to his peers reflects his level of experience and proven track record as President and Chief Executive Officer. Effective March 1, 2020, the Compensation Committee also increased base salary rates for the NEOs as follows: Mr. Geiger’s base salary increased from $410,650 to $450,000, reflecting a 9.6% increase; Ms. Burwig’s base salary increased from $421,100 to $475,000, reflecting a 12.8% increase; and Mr. Ewald’s base salary increased from $302,350 to $400,000, reflecting a 32.3% increase. The Compensation Committee believes all of these salary increases were necessary to work towards the market 25th percentile for the compensation of the NEOs.

Increases provided to the NEOs were consistent with our approach and philosophy, and the factors outlined above.

Annual Bonus (Non-Equity Incentive Compensation)

The Compensation Committee believes that short-term incentive compensation should include material performance incentives.

The general philosophy of the Compensation Committee is to work towards providing target bonus opportunities (expressed as a percentage of base salary) that are competitive with the market 25th percentile to increase the performance orientation of our cash compensation program. We do not provide

EXECUTIVE COMPENSATION

for guaranteed bonus payouts. NEOs are generally entitled to receive bonus payouts in cash. Bonus payouts are paid in arrears.

In lieu of implementing a bonus plan tied exclusively to numerical performance metrics and calculations based on straight-line interpolations, the Compensation Committee exercised meaningful judgment and discretion regarding the design and administration of the short-term incentive compensation for the NEOs. The Compensation Committee estimated target cash bonuses for 2019 at 40% of base salary for all NEOs other than the CEO and 70% of base salary for the CEO. The Compensation Committee viewed 60% of the cash bonus as being based on the Company’s financial performance generally against guidance given at the beginning of the year. Specifically, meeting the financial guidance targets the Company provided earlier in the 2019 fiscal year or slightly exceeding them would merit 60% of a target cash bonus for the NEO; 40% of the target bonus was discretionary based on how that NEO performed against his/her individual objectives. The personal objectives and discretionary bonus recommendations to the Compensation Committee for all NEOs other than the CEO were provided by the CEO, and the Compensation Committee determined the amount of the discretionary component of the CEO’s cash bonus. Under this plan, depending upon the Company’s financial performance and his/her attaining individual objectives, each NEO other than the CEO could earn a maximum cash bonus equal to 70% of base salary or as little as zero, and the CEO could earn a maximum cash bonus equal to 100% of base salary or as little as zero.

The Company exceeded its financial guidance provided in 2019 with respect to all measures, including EBITDA, revenue, GAAP net income and adjusted net income. The Company’s 2019 guidance and financial results are described under “2019 Business and Financial Highlights” in the Executive Summary of this Compensation Discussion & Analysis on page 24.

Ms. Burwig earned 35.6% of her base salary as a cash bonus and Mr. Ewald earned 36.4% of his base salary as a cash bonus. The CEO and CFO each earned 0% of their base salary as a cash bonus because each received equity awards in lieu of cash, as described below. This resulted in cash bonus payments as follows: Mr. Troendle $0; Mr. Geiger $0; Ms. Burwig $150,000; and Mr. Ewald $110,000.

At the discretion of the Compensation Committee, NEOs may receive their annual bonus in the form of equity. For 2019, the CEO and CFO received their bonuses in the form of equity awards in lieu of cash; Mr. Troendle received 11,936 stock options and 1,823 shares of restricted stock and Mr. Geiger received 5,384 stock options and 822 restricted stock units. These equity awards are included in the figures that are set forth on the chart on page 30.

On June 23, 2016, our stockholders approved the Medpace Holdings, Inc. Senior Executive Incentive Bonus Plan (the “2016 Bonus Plan”). However, the Compensation Committee has never designated any participants under the 2016 Bonus Plan and has never issued awards or made payments under the 2016 Bonus Plan. The 2016 Bonus Plan will expire at the Annual Meeting.

Long-Term Equity Incentive Compensation

The Compensation Committee believes that long-term incentive compensation should include material performance incentives.

The Compensation Committee grants equity awards to our NEOs under the 2016 Incentive Plan which was approved by stockholders on June 23, 2016. Our 2016 Incentive Plan affords the Compensation Committee flexibility to determine the specific award types and parameters that it believes are in the best long-term interests of the Company. We believe that long-term incentive awards provide the strongest alignment with stockholder interests and as such have a general philosophy of working towards the market 25th percentile for ongoing equity awards. Further, we believe that properly structured awards are a valuable motivating incentive and strong retention tool.

EXECUTIVE COMPENSATION

The Compensation Committee has the discretion to accelerate equity awards upon a change in control of the Company.

We do not provide for automatic awarding of equity awards. Grants are typically made by the Compensation Committee to NEOs on an annual basis after considering factors such as Company and individual performance, current equity ownership by individual, our total equity usage and dilution, and our available share pool. From time-to-time, the Compensation Committee may make equity awards to our NEOs outside of our annual grant cadence when the Compensation Committee believes it is in the best interests of the Company, reflects Company performance and further aligns the interests of our NEOs with those of our stockholders. The Compensation Committee believes all of the equity awards described below were necessary to work towards the market 25th percentile for the compensation of the NEOs.

On the grant dates described below, the Compensation Committee granted equity awards to our NEOs following a review of competitive market data, and Company and individual performance. With respect to NEOs other than the CEO, the Compensation Committee considered the recommendations of the CEO regarding the types and amounts of equity awards to be granted to such NEOs. Particularly with respect to the awards granted to the CEO in March and May of 2019, such awards were made to provide the CEO with long term incentives outside the of the Company’s usual executive compensation cycle with a view to bringing his compensation closer to the market 25th percentile. The equity awards included stock options which were immediately exercisable as well as time-based restricted stock awards that cliff vest in four years after the grant date.

Executive	Grant Date	# of Time-Based Stock Options	# of Time-Based Restricted Stock Awards (2)
August J. Troendle	3/1/2019 5/2/2019 8/5/2019	77,417 234,259 100,000 (1)
	2/28/2020	84,770 (1) (3)	12,941 (3)
Jesse J. Geiger	8/5/2019	40,000 (1)
	2/28/2020	41,801 (1) (4)	6,382 (4)
Susan E. Burwig	8/5/2019	50,000 (1)
	2/28/2020	50,984 (1)	7,783
Stephen P. Ewald	8/5/2019	30,000 (1)
	2/28/2020	21,850 (1)	3,336

(1)	The options have a strike price equal to 120% of the closing price of the Company’s common stock on the date of grant.
(2)	These awards vest in full four years from date of grant.
(3)

These awards include the equity awards that were granted to Mr. Troendle as an annual bonus in lieu of cash. Specifically, Mr. Troendle received 11,936 stock options and 1,823 shares of restricted stock.

(4)	These awards include the equity awards that were granted to Mr. Geiger as an annual bonus in lieu of cash. Specifically, Mr. Geiger received 5,384 stock options and 822 restricted stock units.

Stock Ownership Guidelines

The Compensation Committee approved stock ownership guidelines equal to one times base cash compensation for all NEOs and directors. For those NEOs and directors who currently do not own any or sufficient stock to meet that requirement, open market purchases are not required. Rather, as restricted stock awards / restricted stock units vest, 60% of the vested stock must be retained until the ownership requirement is met, and as options are exercised, 60% of the spread must be retained in the form of stock until the ownership target is met.

EXECUTIVE COMPENSATION

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our U.S. employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time U.S. employees. The U.S. Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, beginning in the calendar year following the first anniversary of employment. Matching contributions cliff-vest on the employee’s third anniversary with the Company. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan and making matching contributions that vest at a defined time add to the overall desirability of our executive compensation package and further incentivize our employees, including our NEOs, in accordance with our compensation policies. We do not currently maintain any defined benefit pension plans or deferred compensation plans.

Employee Benefits and Perquisites

All of our full-time U.S. employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;
•	short-term and long-term disability insurance; and
•	life insurance benefits.

We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

Aircraft Usage

The Company provides some travel services for company executives through a private aviation charter company that is owned by Mr. Troendle and Ms. Burwig (“private aviation charter”). The Company may contract directly with the private aviation charter for the use of its aircraft or indirectly through a third party aircraft management and jet charter company.The travel services provided are primarily for business purposes, with certain personal travel paid for as part of the executives’ compensation arrangements, and allow our executive officers to safely and efficiently travel. Company provided aircraft allows for the safety and privacy of our executive officers and allows the executive officers to be more productive than if commercial flights were utilized, as the aircraft provides a conducive and more confidential business environment without the scheduling constraints imposed by commercial airline services.

Depending on availability, family members of executive officers are permitted to accompany the executive officers on the aircraft when it is already going to a specific destination for a business purpose. Because the aircraft is chartered based on flight hours regardless of the passenger load, the aggregate incremental cost to the Company for any additional personal use by passengers is de minimis.

In addition, executive officers periodically use Company provided aircraft for multi-leg hybrid flights in which at least one leg consists of personal use. The aggregate incremental cost to the Company of such personal usage in 2019 is shown in the Summary Compensation Table below. Any personal passenger(s) on board would result in imputed income to the executive officers using the IRS Standard Industry Fare Level calculation. The Company does not provide gross-ups with respect to any income taxes incurred by the executive officers in connection with the personal use of aircraft.

No Tax Gross-Ups

We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

EXECUTIVE COMPENSATION

No Pledging or Hedging Medpace Securities

The Medpace Holdings, Inc. Insider Trading Compliance Policy prohibits margin purchases of Medpace securities. Pledging the Company's securities as collateral to secure loans is prohibited by this policy.  This prohibition means, among other things, that Medpace employees cannot hold the Company's securities in a "margin account" (which would allow them to borrow against their holdings to buy securities). The policy also prohibits all hedging transactions involving Medpace’s securities, including, without limitation, zero-cost collars and forward sale contracts.

Tax and Accounting Considerations

The Compensation Committee considers tax and accounting implications in its executive compensation determinations, although in some cases, other important considerations may outweigh tax or accounting considerations, and the Compensation Committee maintains the flexibility to compensate its officers in accordance with the Company’s compensation philosophy.

Under Section 162(m) of the Internal Revenue Code (the “Code”), the Company will generally not be entitled to a tax deduction for individual compensation over $1 million that is paid to certain executive officers. As in effect prior to its recent amendment by the Tax Cuts and Jobs Act of 2017, Section 162(m) provided an exception to the deductibility limitations for performance-based compensation that met certain requirements. As Section 162(m) has been amended, effective for taxable years beginning after December 31, 2017, the “performance-based” compensation exception was eliminated from Section 162(m), except for certain grandfathered arrangements under the transition rules. In light of this amendment, the Committee will continue to consider the potential impact of the application of Section 162(m) on compensation for its executive officers and reserves the right to provide compensation to executive officers that may not be tax-deductible, as well as the right to modify compensation that was initially intended to qualify as “performance-based” compensation if it believes that taking any such action is in the best interests of the Company and its stockholders.

The 2016 Bonus Plan is intended to meet the requirements of Section 409A of the Code and will be interpreted and construed in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued (collectively, “Section 409A”). Each bonus payable pursuant to the 2016 Bonus Plan is intended to comply with, or be exempt from, the requirements of Section 409A such that the bonus will not be subject to any penalty tax imposed under Section 409A and, unless otherwise determined by the Compensation Committee, each bonus under the 2016 Bonus Plan shall be paid subject to the applicable employee’s continued employment through the date of payment of such bonus. In the event that we determine that any provision of the 2016 Bonus Plan could otherwise cause any person to be subject to the penalty taxes imposed under Section 409A, we may adopt such amendments to the 2016 Bonus Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that we determine are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A.

Definitions of Non-GAAP Financial Measures

Throughout this CD&A, we refer to EBITDA and Adjusted Net Income. These are non-GAAP financial measures used to supplement our financial statements, which are based on GAAP.

“EBITDA” is calculated as net income attributable to Medpace Holdings, Inc. before income tax expense, net, depreciation, and amortization.

“Adjusted Net Income” measures our operating performance by adjusting net income attributable to Medpace Holdings, Inc. to include cash expenditures related to rental payments on leases classified for accounting purposes as deemed landlord liabilities, and exclude amortization expense, certain stock based compensation award non-cash expenses, certain litigation expenses, deferred financing fees and certain other non-recurring items.

EXECUTIVE COMPENSATION

Reconciliations of our non-GAAP measures to comparable GAAP measures are provided with the schedules to each of our quarterly earnings releases. The most recent non-GAAP reconciliations and definitions were furnished as an exhibit to our Form 8-K filed on February 24, 2020 (in the schedules to our most recent earnings release for the three and twelve months ended December 31, 2019).

Compensation Risk Assessment

Our management and the Compensation Committee review our compensation practices and policies with regard to risk management. We have reviewed our programs and determined that there are no practices or policies that are likely to lead to excessive risk-taking or have a material adverse effect on the Company. Further, we identified the following practices that serve to mitigate risk:

•	High level of executive equity ownership to prevent short-term risk taking;
•	Balance between goals and objectives of short- and long-term incentive compensation plans;
•	Proper administrative and oversight controls; and
•	Key compensation governance attributes, as discussed above.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors, met with management to review and discuss the Compensation Discussion and Analysis set forth above, and based upon the review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this report.

Medpace Holdings, Inc.
Compensation Committee

Fred B. Davenport, Jr. (Chair)

Robert O. Kraft

Cornelius P. McCarthy III

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the portion of compensation paid to the NEOs that is attributable to services performed during the fiscal years ended December 31, 2019, 2018 and 2017.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS (1) ($)	STOCK AWARDS (2) ($)	OPTION AWARDS (3) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION (4) ($)	TOTAL ($)
August J. Troendle President and Chief Executive Officer	2019	$503,583	—	$1,163,914	$5,956,360	—	—	$88,978	$7,712,835
	2018	$420,250	—	—	—	—	—	$108,040	$528,290
	2017	$418,542	—	—	—	—	—	$179,541	$598,083
Jesse J. Geiger Chief Financial Officer and Chief Operating Officer, Laboratory Operations	2019	$409,475	—	$573,997	$890,910	—	—	$9,500	$1,883,882
	2018	$400,267	$120,000	—	$147,021	—	—	$9,250	$676,538
	2017	$378,000	$100,000	—	$171,000	—	—	$9,000	$658,000
Susan E. Burwig Executive Vice President, Operations	2019	$419,099	$150,000	$700,003	$1,096,239	—	—	$64,120	$2,429,461
	2018	$407,099	$142,500	—	$147,021	—	—	$33,130	$729,750
	2017	$394,599	$79,150	—	$171,000	—	—	$48,715	$693,464
Stephen P. Ewald General Counsel and Corporate Secretary	2019	$299,791	$110,000	$300,040	$537,743	—	—	$5,998	$1,253,572

(1)	The amounts shown in the table represent 2019 discretionary annual cash bonuses paid to Ms. Burwig and Mr. Ewald of $150,000 and $110,000, respectively.
(2)

For 2019, the Compensation Committee determined that the CEO and CFO would receive their bonuses in the form of equity awards in lieu of cash; Mr. Troendle received 1,823 shares of restricted stock and Mr. Geiger received 822 restricted stock units as part of their bonuses. As described in note (3) below, they each also received stock options as part of their bonuses. For a further description of long-term equity incentive compensation awarded to our NEOs, see the discussion under “Long-Term Equity Incentive Compensation” beginning on page 29. All restricted stock awards and restricted stock unit awards granted to any NEOs have been valued based on the market price of the Company’s common stock on the date of grant as quoted on the NASDAQ Global Select Market. We provide information regarding the assumptions used to calculate the value of all restricted stock awards and restricted stock unit awards made to executive officers in 2019 in our Annual Report on Form 10-K for 2019 under the section captioned “Stock Based Compensation” in Management’s Discussion and Analysis and Note 9 to our financial statements.

(3)

For 2019, the Compensation Committee determined that the CEO and CFO would receive their bonuses in the form of equity awards in lieu of cash; Mr. Troendle received 11,936 stock options and Mr. Geiger received 5,384 stock options as part of their bonuses. As described in note (2) above, Mr. Troendle also received restricted stock awards and Mr. Geiger also received restricted stock unit awards as part of their bonuses. For a further description of long-term equity incentive compensation awarded to our NEOs, see the discussion under “Long-Term Equity Incentive Compensation beginning on page 29. All stock option awards granted to any NEOs have been valued based on the fair value of the option awards using the Black-Scholes-Merten option pricing model. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in 2019 in our Annual Report on Form 10-K for 2019 under the section captioned “Stock Based Compensation” in Management’s Discussion and Analysis and Note 9 to our financial statements.

(4)

The amount shown in this column in 2019 for Mr. Geiger and Mr. Ewald consists exclusively of fully vested 401(k) matching contributions paid to his account by the Company. The amounts shown in this column in 2019 for Mr. Troendle and Ms. Burwig consist of fully vested 401(k)

EXECUTIVE COMPENSATION

matching contributions of $11,200 each paid to their respective accounts by the Company and incremental costs of $77,778 and $52,920, respectively, attributable to personal usage of Company provided aircraft paid for by the Company on their behalf. For multi-leg hybrid flights in which at least one leg consists of personal use, the incremental cost of personal use is calculated based on the difference between the actual cost of the personal and business legs of the flight and the hypothetical cost that would have been incurred if only the business legs of the flight occurred, using costs provided by the chartered jet service provider. Pursuant to Company policy, for personal use of Company provided aircraft in which both Mr. Troendle and Ms. Burwig are present, incremental cost is allocated to Mr. Troendle for purposes of the Summary Compensation Table unless the incremental cost specifically relates to Ms. Burwig.

Grants of Plan-Based Awards

The following table summarizes the awards granted to each of the NEOs during the fiscal year ended December 31, 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date (b)(1)	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
(a)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)(2)	(l)
August J. Troendle	3/1/2019	—	—	—	—	—	—	—	77,417	$54.74	$1,000,001
	5/2/2019	—	—	—	—	—	—	—	234,259	$56.61	$3,000,000
	8/5/2019	—	—	—	—	—	—	—	100,000	$90.65	$792,516

Jesse J. Geiger	8/5/2019	—	—	—	—	—	—	—	40,000	$90.65	$317,007

Susan E. Burwig	8/5/2019	—	—	—	—	—	—	—	50,000	$90.65	$396,258

Stephen P. Ewald	8/5/2019	—	—	—	—	—	—	—	30,000	$90.65	$237,755

(1)

On March 1, 2019 and May 2, 2019, Mr. Troendle was granted stock options that fully vested upon the issuance. On August 5, 2019, Mr. Troendle, Mr. Geiger, Ms. Burwig and Mr. Ewald were each granted stock options that fully vested upon the issuance.

(2)

The stock options granted on August 5, 2019 have a strike price equal to 120% of the closing price of the Company’s common stock on the date of grant. The closing price of the Company’s common stock on August 5, 2019 was $75.54.

NEO Employment Agreement

Since 2011, Mr. Troendle was party to an employment agreement with the Company, which was amended and restated on July 25, 2016 in connection with our initial public offering. The current agreement has a three-year term beginning July 25, 2016 followed by successive one-year terms, subject to non-extension by either the Company or Mr. Troendle at any time upon 90 days’ advance written notice.

Mr. Troendle’s employment agreement provides for Mr. Troendle’s position as our Chief Executive Officer. Under the agreement, Mr. Troendle’s annual base salary as of December 31, 2018 was $420,250. The Compensation Committee has subsequently increased Mr. Troendle’s salary as described above. The agreement also provides that Mr. Troendle will be eligible to receive an annual cash bonus, provided that he remains employed by us at the time of the applicable bonus payment date, based upon achievement of performance objectives and individual goals established by our Board. The agreement also provides for Mr. Troendle’s participation in all employee benefit plans and programs made available by the Company to our executives and the reimbursement of all reasonable business expenses incurred by Mr. Troendle.

EXECUTIVE COMPENSATION

Mr. Troendle’s employment agreement does not provide for any severance benefits upon termination other than the payment of accrued and unpaid base salary, any reimbursement due for incurred business expenses and any benefits due under our 401(k) plan in accordance with the terms of that plan. Upon termination, the treatment of any stock-based awards will be governed by the terms of the applicable plan and grant agreement.

The employment agreement also provides that the Company will nominate Mr. Troendle for re-election to the Board during the term.

None of our other executive officers is party to an employment agreement.

Equity Incentive Awards

Our NEOs have historically been eligible to receive long-term equity-based incentive awards under our 2016 Incentive Award Plan. While we believe that long-term equity awards are an important element of the “mix” of compensation paid to our NEOs, we do not maintain any formal grant-making policy. Instead, the Compensation Committee periodically reviews the total level and mix of compensation paid to each of our NEOs in order to determine the appropriate timing and amounts of long-term equity awards so as to continue to promote the alignment of our executive officers’ interests with those of our stockholders. Awards granted with respect to the 2019 fiscal year are described above in the table captioned, “Grants of Plan-Based Awards.”

The treatment of our NEOs’ equity awards upon a termination of employment (as applicable) or a Change in Control is described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards for each of our NEOs as of December 31, 2019. As of December 31, 2019, the fair market value of a share of our common stock was $84.06.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
August J. Troendle	-	50,000 (1)	-	$23.00	8/10/2023	-	-	-	-
	77,417	-	-	$54.74	3/1/2026	-	-	-	-
	234,259	-	-	$56.61	5/2/2026	-	-	-	-
	100,000	-	-	$90.65	8/5/2024	-	-	-	-

Jesse J. Geiger	-	18,510 (1)	-	$23.00	8/10/2023	-	-	-	-
	-	20,000 (2)	-	$28.32	3/15/2024	-	-	-	-
	-	15,000 (3)	-	$32.05	2/28/2025	-	-	-	-
	40,000	-	-	$90.65	8/5/2024	-	-	-	-

Susan E. Burwig	37,037	-	-	$14.41	7/7/2021	-	-	-	-
	-	7,400 (1)	-	$23.00	8/10/2023	-	-	-	-
	-	20,000 (2)	-	$28.32	3/15/2024	-	-	-	-
	-	15,000 (3)	-	$32.05	2/28/2025	-	-	-	-
	50,000	-	-	$90.65	8/5/2024	-	-	-	-

Stephen P. Ewald	10,518	-	-	$14.41	7/7/2021	-	-	-	-
	-	7,400 (1)	-	$23.00	8/10/2023	-	-	-	-
	-	5,000 (2)	-	$28.32	3/15/2024	-	-	-	-
	-	7,500 (3)	-	$32.05	2/28/2025	-	-	-	-
	30,000	-	-	$90.65	8/5/2024	-	-	-	-

(1)	These awards fully vest on August 10, 2020.
(2)	These awards fully vest on March 15, 2021.
(3)	These awards fully vest on February 28, 2022.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table summarizes stock vested with respect to each of the NEOs during the fiscal year ended December 31, 2019:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Name
August J. Troendle	-- (5)	--	--	--
Jesse J. Geiger	48,148	$2,195,067	--	--
Susan E. Burwig	--	--	--	--
Stephen P. Ewald	8,000	$318,000	--	--

(1)	This column represents the number of shares for which the options were exercised.
(2)	The amounts in this column represent the aggregate dollar value realized upon exercise of options.
(3)	This column represents the number of shares of stock that have vested.
(4)	The amounts in this column represent the aggregate dollar value realized upon vesting of stock.
(5)

The amounts reported for Mr. Troendle do not include options exercised by Medpace Investors, LLC (“MPI”) during the 2019 fiscal year that had a value realized on exercise totaling $647,187. Mr. Troendle is the sole manager and controlling unit holder of MPI and has sole voting and investment control with respect to the securities held by MPI. Mr. Troendle disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Pension Benefits

We did not maintain any plan for our NEOs providing for payments or other benefits at, following, or in connection with retirement, during the fiscal year ended December 31, 2019.

Nonqualified Deferred Compensation

We did not maintain any deferred compensation plans for our NEOs for the fiscal year ended December 31, 2019.

Potential Payments Upon Termination or Change in Control

None of our NEOs has change in control agreements and we do not have a change in control policy. The 2016 Incentive Plan provides the Compensation Committee with discretion to accelerate the vesting of equity awards upon an employee’s death, disability, termination of service or the consummation of a change in control, subject to the terms and conditions of the 2016 Incentive Plan.

The payments to which our NEOs would be entitled in the event of these termination of employment events, or as a result of a change in control, assuming the Compensation Committee exercised its discretion under the 2016 Incentive Plan to accelerate the vesting of all equity awards, are set forth in the table below, assuming the event occurred on December 31, 2019 and assuming that the maximum amount of unvested shares will vest. The table below includes equity awards issued under the 2014

EXECUTIVE COMPENSATION

Equity Incentive Plan. For this purpose, we have assumed a value of $84.06 per share of our common stock, which was the closing price of the Company’s common stock on December 31, 2019.

Name	Value of Equity Upon Acceleration or Change in Control ($)
August J. Troendle (1) (2)	$11,753,276
Jesse J. Geiger	$3,025,171
Susan E. Burwig (3)	$4,926,421
Stephen P. Ewald (4)	$1,853,198

(1)

Payments do not include the payments due to MPI in connection with its ownership of stock options prior to distribution to unit holders of MPI. The value of equity due to MPI totals $15,124,873, all of which represents the market value of previously vested option awards.

(2)	This amount includes $8,700,276, which represents the market value of previously vested option awards.
(3)	This amount includes $2,579,627, which represents the market value of previously vested option awards.
(4)	This amount includes $732,579, which represents the market value of previously vested option awards.

Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K promulgated by the SEC and Section 953(b) of the Dodd—Frank Wall Street Reform and Consumer Protection Act, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO).

The 2019 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $7,712,835, as reported in the Summary Compensation Table of this Proxy Statement. The 2019 annual total compensation as determined under Item 402 of Regulation S-K for our median employee (excluding our CEO) was $59,739. The ratio of our CEO's annual total compensation to our median employee's total compensation for fiscal year 2019 is 129 to 1. To identify, and to determine the annual total compensation of, the median employee, we used the methodology set forth below.

Our diverse employee population includes employees located in the United States, Europe, Canada, Africa, Latin America and Asia Pacific, none of whom are currently covered by a collective bargaining agreement specific to our Company. The diverse employee population varies in areas such as experience, education and specialized training. For purposes of this pay ratio analysis, we selected the median employee based on the approximately 3,476 individuals who were employed by the Company and our consolidated subsidiaries (whether as full-time, part-time, temporary or seasonal workers) as of December 31, 2019. For full-time and part-time employees that were hired in 2019 but did not work the full year, we annualized their compensation, but did not make any full-time equivalent adjustments. As permitted by SEC rules, the Company is permitted to exclude up to 5% of its total employees who are non-US employees. The Company excluded the following number of employees in the following locations: China (36 employees), India (21 employees) and Mexico (11 employees).

In identifying our median employee, we gathered the annual base salary from internal payroll records of each such employee as of December 31, 2019, and made certain direct cash adjustments, using such measure as our consistently applied compensation measure. The direct cash adjustments consist of all compensation elements, aside from annual base salary, appearing in payroll records for each individual, including bonuses, retirement benefits and other cash components. We converted the annual base salary

EXECUTIVE COMPENSATION

and direct cash adjustments for non-U.S. employees to U.S. dollars using applicable foreign exchange rates as of December 31, 2019 and did not make any cost-of-living adjustments for non-U.S. employees.

The ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) based on our payroll and employment records and the methodology described herein. The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EXECUTIVE COMPENSATION

PROPOSAL 3

Advisory Vote on the Compensation of our Named Executive Officers

In connection with our no longer qualifying as an “emerging growth company” as defined in the JOBS Act and in accordance with Section 14A of the Exchange Act, we are asking that our stockholders approve, on an advisory basis, the compensation of the executive officers named in the Summary Compensation Table of this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

In connection with this proposal, the Board of Directors encourages stockholders to review in detail the description of the compensation program for our named executive officers that is set forth in the Compensation Discussion and Analysis beginning on page 24, as well as the information contained in the compensation related tables and narrative discussion in this proxy statement.

As described in more detail in the Compensation Discussion and Analysis beginning on page 24, our overarching compensation philosophy is to pay for performance. This has been accomplished in a number of ways, including by structuring our program so that a significant portion of the ultimate amount of compensation earned by our named executive officers is earned through bonuses and an increase in the intrinsic value of equity grants. Further, our compensation program is designed to align the compensation of our named executive officers with the interests of our stockholders, and therefore provide a majority of compensation in the form of long-term equity incentives that tie our named executive officers’ compensation directly to the performance of our stock.

Although the advisory vote is non-binding, the Board of Directors values stockholders’ opinions. The Compensation Committee will review the results of the vote and consistent with our record of stockholder responsiveness, the Compensation Committee will consider stockholders’ views and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the stockholders of Medpace Holdings, Inc. approve, on an advisory basis, the compensation paid to Medpace Holdings, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in Medpace Holdings, Inc.’s 2020 Proxy Statement.”

Vote Required

The proposal to approve, on an advisory basis, the compensation of our named executive officers requires an affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares present virtually or represented by proxy and entitled to vote on the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

EXECUTIVE COMPENSATION

PROPOSAL 4

Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers

In addition to seeking our stockholders’ advisory vote on the compensation of our named executive officers, Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote every six years, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory say-on-pay votes on the compensation of our named executive officers. In connection with no longer qualifying as an “emerging growth company” as defined in the JOBS Act, we are asking our stockholders to indicate, on a non-binding, advisory basis, whether they would prefer an advisory vote on compensation for our named executive officers to occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

The Board of Directors has determined that an advisory vote on the compensation of our named executive officers that occurs on an annual basis is the most appropriate frequency. Accordingly, the Board of Directors recommends that the advisory vote on the compensation of our named executive officers occur annually. The Board of Directors believes that an annual advisory say-on-pay vote will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Furthermore, an annual vote is consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

You may cast your vote by choosing the option of one year, two years, three years or abstain from voting in response to the following resolution:

“RESOLVED, that the stockholders of Medpace Holdings, Inc. determine, on an advisory basis, whether the preferred frequency for holding an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in the proxy statement, should be every year, every two years or every three years.”

The frequency (i.e., one year, two years or three years) that receives the highest number of votes cast by stockholders will be considered to be the stockholders’ preferred frequency for the advisory vote on the compensation of our named executive officers. Although the frequency vote is an advisory one, the Compensation Committee and the Board of Directors will review the results of the vote and, consistent with our record of stockholder responsiveness, the Compensation Committee and the Board of Directors will consider stockholders’ views and take them into account in determining the frequency of future advisory votes on executive compensation.

Vote Required

The proposal for our stockholders to provide, on an advisory basis, relating to the frequency of the advisory vote on the compensation of our named executive officers will be determined based on the frequency (i.e., one year, two years or three years) that receives the highest number of votes cast by stockholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote in favor of ONE YEAR on the proposal concerning the frequency of the advisory vote on the compensation of our Named Executive Officers.

Director Compensation

We adopted a Non-Employee Director Compensation Policy that became effective after the effectiveness of the Company’s initial public offering. This policy was revised as of October 25, 2018. Pursuant to this policy, each eligible non-employee director receives an annual retainer with a value of $40,000 for service on the Board. Each Compensation Committee member receives an additional annual retainer with a value of $7,500. Each Audit Committee member, other than the Audit Committee chairperson, receives an additional annual retainer with a value of $7,500 and the Audit Committee chairperson receives an additional annual retainer with a value of $20,000. Any director elected or appointed mid-year will receive a pro-rated portion of the annual retainer adjusted to reflect his or her period of service, unless we determine otherwise. Each annual retainer is paid quarterly in arrears. The Board may, in its discretion, permit a non-employee director to elect to receive any portion of the annual retainer in the form of fully vested and unrestricted shares of Common Stock in lieu of cash.

Also, pursuant to the Non-Employee Director Compensation Policy, on the date of any annual meeting of our stockholders, we intend to grant each non-employee director an award of an option to purchase the numbers of shares of Common Stock (at a per-share exercise price equal to the closing price per share of the Common Stock on the date of such annual meeting (or on the last preceding trading day if the date of the annual meeting is not a trading day)) that has a grant date fair value of $90,000. The terms of each such award will be set forth in a written award agreement between each director and us.

All cash and equity awards granted under the Non-Employee Director Compensation Policy will be granted under, and subject to the limits of, the Plan.

Our directors who are employed by us or our subsidiaries do not receive any compensation except as limited to expense reimbursement.

2019 Director Compensation Table

The following table sets forth summary compensation information for our directors for the fiscal year ended December 31, 2019:

NAME	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS (3) ($)	TOTAL (4) ($)
Bruce Brown (1)	$20,714	$89,994	$110,708
Brian T. Carley	$60,000	$89,994	$149,994
Fred B. Davenport, Jr.	$52,610	$89,994	$142,604
Ashley M. Keating	$24,945	$89,994	$114,939
Thomas C. King	$10,000	$50,286	$60,286
Robert O. Kraft	$55,000	$89,994	$144,994
Cornelius P. McCarthy III	$45,110	$89,994	$135,104
August J. Troendle (2)	$—	$—	$—

(1)

The options that were awarded to Mr. Brown during the fiscal year ended December 31, 2019, were unvested when Mr. Brown resigned from the board of directors on May 24, 2019, and were forfeited upon his resignation.

(2)	Mr. Troendle receives no cash or equity compensation for his service as a member of the board of directors.
(3)	All stock option awards granted to any directors have been valued based on the fair value of the option awards using the Black-Scholes-Merten option pricing model. We provide information

DIRECTOR COMPENSATION

regarding the assumptions used to calculate the value of all option awards made to directors in 2019 in our Annual Report on Form 10-K for 2019 under “Equity Awards – Valuation Assumptions”.

(4)	The aggregate number of options outstanding for each director appears in the table that follows.

In connection with our 2019 Annual Meeting, on May 17, 2019, pursuant to the Non-Employee Director Compensation Policy, Mr. Brown, Mr. Carley, Mr. Davenport, Mr. Kraft and Mr. McCarthy were each granted stock options under the Plan. Ms. Keating was granted stock options under the Plan upon her appointment to the Board on May 17, 2019. The terms of the stock options provide for (i) an exercise price equal to $54.99 per share; (ii) vesting on the earlier of (a) the day immediately preceding the date of the first annual meeting of the Company following the date of the grant and (b) the first anniversary of the date of the grant; and (iii) expiration upon the seventh anniversary of the date of grant.

The following table shows the aggregate number of options awards outstanding on December 31, 2019 for each of our directors.

Name	Grant Date	Number of Securities Underlying Options (#)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Bruce Brown	11/1/2016	4,500	—	—
	5/19/2017	13,782	—	—
	5/18/2018	8,127	—	—
	5/17/2019	6,472 (1)	—	—
Brian T. Carley	8/10/2016	7,400	7,400	—
	5/19/2017	13,782	13,782	—
	5/18/2018	8,127	8,127	—
	5/17/2019	6,472	—	6,472
Fred B. Davenport, Jr.	8/13/2018	4,710	4,710	—
	5/17/2019	6,472	—	6,472
Ashley M. Keating	5/17/2019	6,472	—	6,472
Thomas C. King	10/24/2019	3,021	—	3,021
Robert O. Kraft	8/10/2016	9,630	9,630	—
	5/19/2017	13,782	13,782	—
	5/18/2018	8,127	8,127	—
	5/17/2019	6,472	—	6,472
Cornelius P. McCarthy III	8/13/2018	4,710	4,710	—
	5/17/2019	6,472	—	6,472
August J. Troendle	8/10/2016	50,000	—	50,000
	3/1/2019	77,417	77,417	—
	5/2/2019	234,259	234,259	—
	8/5/2019	100,000	100,000	—

(1)	The options that were awarded to Mr. Brown on May 17, 2019 were unvested when Mr. Brown resigned from the board of directors on May 24, 2019, and were forfeited upon his resignation.

EQUITY COMPENSATION PLAN INFORMATION

The number of shares underlying outstanding stock options, the weighted-average exercise price of such outstanding options and the number of additional shares remaining available for future issuance under our equity plans, as of December 31, 2019, are as follows:

PLAN	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(A)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(B) (1)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN(A))(C) (2)
Equity compensation plans approved by security holders
2014 Equity Incentive Plan (3)	776,286	$15.70	—
2016 Incentive Award Plan	2,253,785	$40.98	3,176,445
Equity compensation plans not approved by security holders	—	—	—
Total	3,030,071	$34.50	3,176,445

(1)	Does not include outstanding options, warrants and rights that can be exercised for no consideration.
(2)	Includes securities that may be issued as stock options, restricted shares and restricted stock units.
(3)	As of our initial public offering, no further grants have been or will be made under the 2014 Equity Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

Common Stock

The following table sets forth certain information with respect to holdings of our Common Stock by (i) stockholders who beneficially owned more than 5% of the outstanding shares of our Common Stock, and (ii) each of our directors (which includes all nominees), each of our named executive officers and all directors and executive officers as a group as of March 20, 2020, unless otherwise indicated. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person or an entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 35,923,431 shares of Common Stock outstanding and entitled to vote as of March 20, 2020. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 20, 2020 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is 5375 Medpace Way, Cincinnati, Ohio 45227. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

NAME OF BENEFICIAL OWNER	NUMBER	PERCENTAGE
5% or Greater Stockholders
Medpace Investors, LLC (1)	7,787,248	21.7%
BlackRock, Inc. (2)	4,689,115	13.1%
The Vanguard Group (3)	3,763,479	10.5%
Wasatch Advisors, Inc. (4)	1,804,985	5.0%
Named Executive Officers
August J. Troendle (5)	8,900,337	24.8%
Jesse J. Geiger (6)	81,801	*
Susan E. Burwig (7)	190,200	*
Stephen P. Ewald (8)	62,368	*
Non-Employee Directors
Brian T. Carley (9)	35,781	*
Fred B. Davenport, Jr. (10)	12,682	*
Ashley M. Keating (9)	6,472	*
Thomas C. King (9)	3,021	*
Robert O. Kraft (9)	38,011	*
Cornelius P. McCarthy III (9)	11,182	*
All executive officers and directors as a group (10 persons) (11)	9,341,855	26.0%

*	Less than one percent.
(1)	August J. Troendle, as the sole manager and controlling unit holder of Medpace Investors, LLC (“MPI”), has sole voting and investment control with respect to these shares.
(2)

Based solely on information contained in a Schedule 13G filed with the SEC on February 4, 2020 by Blackrock, Inc. reporting sole voting power of 4,600,439 shares, shared voting power of 0 shares, sole dispositive power of 4,689,115 shares and shared dispositive power of 0 shares. The address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(3)

Based solely on information contained in a Schedule 13G amendment filed with the SEC on February 12, 2020 by The Vanguard Group reporting sole voting power of 57,899 shares, shared voting power of 4,503 shares, sole dispositive power of 3,704,441 shares and shared dispositive power of 59,038 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

(4)

Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2020 by Wasatch Advisors, Inc. reporting sole voting power of 1,804,985 shares, shared voting power of 0 shares, sole dispositive power of 1,804,985 shares and shared dispositive power of 0 shares. The address for Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108.

(5)

Includes 603,702 shares of Common Stock held by August J. Troendle in a revocable trust, 12,941 shares of restricted stock deemed to be outstanding and entitled to vote, 7,787,248 shares of Common Stock directly held by MPI and 496,446 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of March 20, 2020. Mr. Troendle, as the sole manager and controlling unit holder of MPI, has sole voting and investment control with respect to the shares held by MPI.

(6)	Represents shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of March 20, 2020.
(7)

Includes 44,396 shares of Common Stock, 7,783 shares of restricted stock deemed to be outstanding and entitled to vote and 138,021 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of March 20, 2020.

(8)	Represents shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of March 20, 2020.
(9)	Represents shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of March 20, 2020.
(10)

Includes 1,500 shares of Common Stock owned by a trust for the benefit of Mr. Davenport and 11,182 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of March 20, 2020.

(11)

Includes 7,787,248 shares of Common Stock directly held by MPI. Mr. Troendle, as the sole manager and controlling unit holder of MPI, has sole voting and investment control with respect to the shares held by MPI. Includes 649,598 shares of Common Stock, 20,724 shares of restricted stock deemed to be outstanding and entitled to vote and 884,285 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of March 20, 2020.

Certain Relationships

policies and procedures for Related Person Transactions

Our Board has adopted a written Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had or will have a direct or indirect material interest, which may include, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.

Under the policy, management is required to present to the Audit Committee each proposed related party transaction. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. If advance Audit Committee approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chairperson of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting. Any related party transaction must be approved or ratified by the Audit Committee in order to be consummated or continue, as applicable. Management is responsible for updating the Committee as to any material changes to any approved or ratified related party transaction and for providing a status report at least annually of all current related party transactions at a regularly scheduled meeting of the Audit Committee. No director may participate in approval of a related party transaction for which he or she is a related party.

In this section the term “Advanced billings” represents cash received from customers, or billed amounts per an agreed upon payment schedule, in advance of services being performed or revenue being recognized.

In this section the term “Accounts receivable and unbilled, net” means:

Accounts receivable represent amounts due from the Company’s customers who are concentrated primarily in the pharmaceutical, biotechnology, and medical device industries. Unbilled services represent revenue recognized to date that is currently not billable to the customer pursuant to contractual terms. In general, amounts become billable upon the achievement of negotiated contractual events or in accordance with predetermined payment schedules. Amounts classified to unbilled services are those billable to customers within one year from the respective balance sheet date.

The Company grants credit terms to its customers prior to signing a service contract and monitors the creditworthiness of its customers on an ongoing basis. The Company maintains an allowance for doubtful accounts based on specific identification of accounts receivable that are at risk of not being collected. Uncollectible accounts receivable are written off only after all reasonable collection efforts have been exhausted. Moreover, in some cases the Company requires advance payment from its customers for a portion of the study contract price upon the signing of a service contract. These advance payments are deferred and recognized as revenue as services are performed.

The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding Common Stock.

CERTAIN RELATIONSHIPS

REgistration rights agreement

In connection with our IPO, we entered into a Registration Rights Agreement with Mr. Troendle and other holders of Company common stock who have since sold all of their shares and are no longer parties to the Registration Rights Agreement. Pursuant to this Registration Rights Agreement, on February 25, 2020 we filed a registration statement on Form S-3 with the U.S. Securities and Exchange Commission (“SEC”) covering an indeterminate amount of securities for a primary offering by us and an aggregate of 8,584,258 shares of common stock for a secondary offering by Medpace Investors, LLC and Mr. Troendle. The Company is responsible for the payment of certain fees and expenses related to the filing of the registration statement and related offerings of securities.

Cymabay Therapeutics, Inc. (“cymabay”)

Cymabay is a clinical-stage biopharmaceutical company developing therapies to treat metabolic diseases with high unmet medical need, including serious rare and orphan disorders. A Medpace employee was a member of Cymabay’s board of directors from the first quarter of 2016 until his resignation in the first quarter of 2020. The Company and Cymabay entered into a Master Services Agreement dated October 21, 2016. Subsequently, the Company and Cymabay have entered into several task orders for the Company to perform clinical trial related services. The Company recognized total revenue from Cymabay of $13.2 million during the year ended December 31, 2019 in the Company’s consolidated statements of operations. As of December 31, 2019, the Company had Advanced billings from Cymabay of $1.6 million recorded in the consolidated balance sheets. In addition, as of December 31, 2019, the Company had Accounts receivable and unbilled, net from Cymabay of $1.4 million recorded in the consolidated balance sheets.

LIB Therapeutics, llc and subsidiaries (“LIB”)

Certain executives and employees of the Company, including the Chief Executive Officer, are members of the board of managers of LIB and/or have equity investments in LIB. The Company entered into a Master Services Agreement dated November 24, 2015, with LIB, a company that engages in research, development, marketing and commercialization of pharmaceutical drugs. Subsequently, the Company and LIB have entered into several task orders for the Company to perform clinical trial related services. The Company recognized total revenue from LIB of $2.0 million during the year ended December 31, 2019 in the Company’s consolidated statement of operations. As of December 31, 2019, the Company had, from LIB, Advanced billings of $0.5 million in the consolidated balance sheets. In addition, the Company had Accounts receivable and unbilled, net from LIB of $0.3 million in the consolidated balance sheets at December 31, 2019.

CinRX pharma and subsidiaries (“CINRX”)

Certain executives and employees of the Company, including our Chief Executive Officer, are members of CinRx’s board of managers and/or have equity investments in CinRx, a biotech company. The Company and CinRx have entered into several task orders for the Company to perform clinical trial related services. During the year ended December 31, 2019, the Company recognized total revenue from CinRx of $3.7 million in the Company’s consolidated statements of operations. As of December 31, 2019, the Company had Advanced billings from CinRx of $0.9 million in the consolidated balance sheets. As of December 31, 2019, the Company had Accounts receivable and unbilled, net from CinRx of $0.2 million in the consolidated balance sheets.

the summit, a Dolce hotel (“The summit Hotel”)

The Summit Hotel, located on the Medpace campus, is owned by our Chief Executive Officer, and managed by an unrelated hospitality management entity. Medpace incurs travel lodging and meeting expenses at The Summit Hotel. During the year ended December 31, 2019, Medpace incurred expenses of $0.6 million at The Summit Hotel.

CERTAIN RELATIONSHIPS

Medpace Investors, llc (“MEDPACE INVESTORS”)

Medpace Investors is a noncontrolling stockholder and related party of the Company. Medpace Investors is owned and managed by employees of the Company. Our Chief Executive Officer is also the manager and majority unit holder of Medpace Investors and our other executive officers and certain other employees are unit holders of Medpace Investors. Upon a distribution of our Common Stock held by Medpace Investors, our Chief Executive Officer would receive approximately 84.5% of such shares. The Company acts as a paying agent for Medpace Investors with taxing authorities principally in instances when employee tax payments or remittance of withholdings related to equity compensation are required.

leased real estate

In October 2010, we entered into an operating lease with 100 Medpace Way, LLC (“100 MW”), which is wholly owned by our Chief Executive Officer. The lease has an initial term of 12 years with a renewal option for one 10-year term at prevailing market rates. We pay rent, taxes, insurance and maintenance expenses that arise from use of the property. The annual base rent in effect as of December 31, 2019 was $2.2 million. The lease allows for adjustments to the rental rate annually for increases in the consumer price index. For 2019, we made lease payments for 100 MW of $2.2 million.

We entered into two leases of office space, commencing in July 2012 and September 2012, with 200 Medpace Way, LLC (“200 MW”) and 300 Medpace Way, LLC (“300 MW”) respectively. 200 MW and 300 MW are wholly owned by our Chief Executive Officer and certain of his immediate family members. Each lease has an initial term of 15 years with a renewal option for one 10-year term at prevailing market rates. The annual base rent in effect as of December 31, 2019 for the 200 MW lease and the 300 MW lease was $2.8 million and $1.2 million, respectively. The leases allow for adjustments to the rental rate annually for increases in the consumer price index. For 2019, we made lease payments for 200 MW and 300 MW of $2.7 million and $1.2 million, respectively.

In 2018, Medpace, Inc. entered into a multi-year lease agreement governing future occupancy of additional office space in Cincinnati, Ohio. The lease expires in 2040 and Medpace, Inc. has two 10-year options to extend the term of the lease.

From time to time in the past we have entered into, and in the future we may enter into, lease arrangements with entities directly or indirectly controlled by our executive officers, including our Chief Executive Officer and founder.

travel services

The Company incurs expenses for travel services for company executives provided by a private aviation charter company that is owned by our Chief Executive Officer and our Executive Vice President of Operations (“private aviation charter”). The Company may contract directly with the private aviation charter for the use of its aircraft or indirectly through a third party aircraft management and jet charter company (the “Aircraft Management Company”). The travel services provided are primarily for business purposes, with certain personal travel paid for as part of the executives’ compensation arrangements. The Aircraft Management Company also makes the private aviation charter aircraft available to third parties. The Company incurred travel expenses of $1.2 million during the year ended December 31, 2019. As of December 31, 2019, the Company had Accounts payable due to Aircraft Management Company of less than $0.1 million in the consolidated balance sheets. For more information, see “Aircraft Usage.”

employment agreement

We currently have an employment agreement with our Chief Executive Officer and founder, August J. Troendle. For more information, see “NEO Employment Agreement”.

CERTAIN RELATIONSHIPS

indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the fiscal year ended December 31, 2019.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2019, Bruce Brown, Fred B. Davenport, Jr., Robert O. Kraft, and Cornelius P. McCarthy III served as members of our Compensation Committee. Mr. Brown and Mr. McCarthy each served as a member of our Compensation Committee for a portion of the fiscal year. No current member of our Compensation Committee is or has been our current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2019.

Stockholders’ Proposals

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2021 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Corporate Secretary at our offices at 5375 Medpace Way, Cincinnati, Ohio 45227 in writing not later than December 3, 2020.

Stockholders intending to present a proposal at the 2022 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Corporate Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2020 Annual Meeting of Stockholders no earlier than the close of business on January 15, 2021 and no later than the close of business on February 15, 2021. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Corporate Secretary. In the event that the date of the 2021 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after May 15, 2021, then our Corporate Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting and not later than the close of business on the 90th day prior to the 2021 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

Other Matters

Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.

Solicitation of Proxies

The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

Medpace’s Annual Report on Form 10-K

A copy of Medpace’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on March 20, 2020 without charge upon written request addressed to:

Medpace Holdings, Inc.

Attention: Corporate Secretary

5375 Medpace Way

Cincinnati, Ohio 45227

A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. You also may access our Annual Report on Form 10-K for the year ended December 31, 2019 at www.medpace.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN POSTAGE-PAID ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

/s/ Stephen P. Ewald

Stephen P. Ewald,

General Counsel and Corporate Secretary

Cincinnati, Ohio

April 1, 2020

MEDPACE MEDPACE HOLDINGS, INC. 5375 MEDPACE WAY CINCINNATI, OHIO 45227 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MEDP2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D02440-P36728 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MEDPACE HOLDINGS, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.1. Election of Directors Nominees: 01) Brian T. Carley 02) Thomas C. King 03) Robert O. Kraft The Board of Directors recommends you vote FOR the following proposals: Against For Abstain 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020. 3. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for the 2020 Annual Meeting. The Board of Directors recommends a vote of 1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain 4. To recommend, on an advisory basis, the frequency of the advisory vote on named executive officer compensation NOTE: To transact such other business as may properly come before the meeting or any continuation, postponement, or adjournment thereof. NOTE: THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE THREE NOMINATED DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020; (3) FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT FOR THE 2020 ANNUAL MEETING; (4) FOR THE OPTION OF "1 YEAR" AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION; AND (5) IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH MATTERS AS MAY COME BEFORE THE MEETING. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D02441-P36728 MEDPACE HOLDINGS, INC. Annual Meeting of Stockholders May 15, 2020 9:00 AM EDT This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Medpace Holdings, Inc. (the "Company") hereby appoint(s) Jesse J. Geiger and Stephen P. Ewald,or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of the Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EDT on May 15, 2020,at www.virtualshareholdermeeting.com/MEDP2020, and any continuation, postponement or adjournment thereof. Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any continuation, postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side